Exhibit 10.7

FINAL

SENTI BIOSCIENCES, INC.

December 26, 2018

Philip Lee

1106 Bay Street

Alameda, CA 94501

Re:	Offer of Employment

Dear Philip:

As you are aware, you had previously been providing services to Senti Biosciences, Inc. (the “Company”) pursuant to the Consulting Agreement entered into with the Company, dated July 1, 2016 (the “Consulting Agreement”). The Company is pleased to now offer you employment as the Company’s Chief Operating Officer (“COO”) on the terms and conditions set forth in this letter agreement (the “Agreement”).

1. Commencement of Employment. Your employment with the Company as COO commenced February 9, 2018, and this Agreement, shall become effective on December 26, 2018 (the “Effective Date”).

2. Duties. As COO, you will have duties and responsibilities customary for a COO and will report to the Company’s Chief Executive Officer. You shall devote your best efforts and full business time, skill and attention to the performance of your duties. You will also be expected to adhere to the general employment policies and practices of the Company that may be in effect from time to time, except that when the terms of this Agreement conflict with the Company’s general employment policies or practices, this Agreement will control. You will work out of the Company’s offices in South San Francisco, California. The Company may change your position, duties, work location and compensation from time to time in its discretion, subject to the terms and conditions set forth herein.

3. Salary. You will be paid an annual base salary of $350,000, less applicable deductions and withholdings, to be paid in accordance with the Company’s payroll practices, as may be in effect from time to time. Your base salary shall be reviewed annually by the Company’s Board of Directors (the “Board”), commencing in January 2019, and may be adjusted by the Company after each such review after discussions between the Company and you.

4. Benefits.

(a) Vacation, Holiday, and Sick Time. You shall be entitled to paid vacation, holidays, and sick days in accordance with the Company’s normal policies in effect from time to time.

Philip Lee

December 28, 2018

(b) Benefit Plans. Subject to any contribution generally required of employees of the Company, commencing on the Effective Date, you shall be entitled to participate in any and all employee benefit plans from time to time in effect for full-time executive employees of the Company. Such participation shall be subject to: (i) the terms of the applicable plan documents; and (ii) generally applicable Company policies. Additional information regarding these benefits is available for your review upon request. The Company may, from time to time, change these benefits in its discretion.

(c) Signing Bonus. The Company will pay you a signing bonus of $126,666.67 on or prior to December 31, 2018.

5. Equity. The Company had previously issued to you 3,750,000 shares of the Company’s Common Stock (the “Shares”) pursuant to that certain Restricted Stock Purchase Agreement, dated July 1, 2016 (the “Stock Agreement”). The Shares will continue to be subject to the provisions of the Stock Agreement including, without limitation, provisions relating to accelerated vesting of the Shares upon certain events. You are eligible to receive additional equity under any equity award plan the Company adopts in the future.

6. Annual Performance Bonus. Each year, you will be eligible to earn an annual performance bonus with an annual target amount of up to 35% of your annual base salary, less applicable payroll deductions and withholdings, during the applicable bonus year (the “Annual Bonus”). For the avoidance of doubt, your annual performance bonus for 2018 will be determined by reference to the base salary specified in Section 3 and not by reference to your compensation prior to the Effective Date. Whether you receive such a bonus, and the amount of any such bonus, shall be determined by the Board in its sole discretion, and shall be based upon achievement of performance objectives to be determined by the Company at the beginning of each calendar year (after consultation with you) and the Company’s attainment of goals with such goals as determined annually by the Board. No amount of the Annual Bonus is guaranteed, and you must be an employee on the Annual Bonus payment date in order to earn an Annual Bonus. Therefore, subject to Section 8(c) of this Agreement, if your employment is terminated either by you or the Company for any reason prior to the bonus being paid, you will not have earned the bonus and no partial or prorated bonus will be paid. The Annual Bonus, if earned, will be paid 90 days following the completion of the applicable bonus year.

7. Expenses. The Company shall pay or reimburse you for all reasonable business expenses incurred or paid by you in connection with your employment by the Company in accordance with the Company’s policies in effect from time to time.

8. At Will Employment; Severance Benefits.

(a) At-Will Employment. Your employment with the Company will be “at-will.” This means that either you or Company may terminate your employment at any time, with or without Cause (as defined herein), and with or without advance notice. Upon termination of your employment for any reason, the Company shall pay you all earned but unpaid salary, all earned and unpaid bonus payments, and all accrued but unused vacation earned by you through and including the employment termination date, subject to required payroll deductions, in accordance with governing law. You will not be eligible to receive any Severance Benefits, except as expressly provided in this Agreement.

Philip Lee

December 28, 2018

(b) Termination For Cause; Death; Disability; Resignation Without Good Reason. If, at any time, the Company terminates your employment for Cause, or if either party terminates your employment as a result of your death or disability, or if you resign without Good Reason (as defined herein), you will receive your base salary accrued through your last day of employment, as well as any unused vacation accrued through your last day of employment. Under these circumstances, you will not be entitled to any other form of compensation from the Company, including any Severance Benefits (as defined herein).

(c) Termination Without Cause or Resignation for Good Reason. If, at any time, the Company terminates your employment without Cause, or you resign for Good Reason, provided such termination or resignation constitutes a Separation from Service (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then subject to your compliance with the terms of this Agreement, the Company will provide you with the following severance benefits (the “Severance Benefits”):

(i) Cash Severance. You will receive cash severance equal to nine (9) months of your then current base salary as of the Separation from Service date (the “Cash Severance”). The Cash Severance will be paid in equal installments on the Company’s regular payroll schedule and will be subject to applicable tax withholdings over the period outlined above following the date of your termination date, provided, however, that no payments will be made prior to the 60th day following your Separation from Service and in accordance with Section 8(c)(iv) of this Agreement.

(ii) Bonus Severance. You will receive an additional cash severance payment, less applicable deductions and withholdings, equal to the amount of your target annual bonus for the calendar year in which your employment is terminated pursuant to Section 6 of this Agreement, prorated based on the number of days in which your employment termination occurred and if such termination occurs after the applicable bonus year but before the bonus payment date, you will receive your full target bonus for the applicable year (the “Bonus Severance”). The Bonus Severance will be paid in a lump sum pursuant to Section 8(c)(iv) of this Agreement.

(iii) COBRA Severance. If you timely elect continued coverage under COBRA, the Company will continue to pay the cost of your health care coverage in effect at the time of your employment termination for a maximum of nine (9) months (the “COBRA Severance”). The Company’s obligation to pay the COBRA Severance on your behalf will cease if you obtain health care coverage from another source (e.g., a new employer or spouse’s benefit plan), unless otherwise prohibited by applicable law. Notwithstanding the above, if the Company determines in its sole discretion that it cannot provide the foregoing COBRA Severance without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue your group health coverage in effect on the date of your termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made on the last day of each month regardless of whether you elect COBRA continuation coverage and shall end on the earlier of (x) the date upon which you obtain other employment or (y) the last day of the third calendar month following your Separation from Service date.

Philip Lee

December 28, 2018

(iv) Payment Timing. On the 60th day following your Separation from Service, the Company will pay you in a lump sum the Cash Severance, Bonus Severance, and other Severance Benefits that you would have received on or prior to such date under the original schedule but for the delay while waiting for the 60th day in compliance with Code Section 409A and the effectiveness of the Release (as defined herein), with the balance of the Cash Severance and other Severance Benefits being paid as originally scheduled.

(d) Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control. If: (i) the Company consummates a Change in Control (as defined herein); and (ii) your employment is terminated by the Company without Cause (as defined herein) or if you resign from the Company for Good Reason (as defined herein), in either case within three (3) months before a Change in Control or within twelve (12) months after a Change in Control; then effective as of your employment termination date, 100% of your then remaining unvested Shares shall become fully vested (the “Accelerated Vesting”).

(e) Conditions to Receipt of Severance. Your receipt of the Severance Benefits and Accelerated Vesting is conditioned upon: (i) you continuing to comply with your obligations under your Confidential Information and Inventions Agreement; and (ii) you delivering to the Company an effective, general release of claims in favor of the Company substantially in the form attached hereto as Exhibit A (the “Release”) within the applicable time period set forth therein.

9. Definitions.

(a) “Cause” Definition. For purposes of this letter, “Cause” shall mean the occurrence of any of the following: (a) your material breach of this Agreement, (b) any act (other than retirement) or omission by you which has a material and adverse effect on the Company’s business, or on your ability to perform services for the Company, including, without limitation, the commission of any crime (other than minor traffic violations), or (c) your material misconduct or material neglect of your duties in connection with the business or affairs of the Company; provided, however, that before terminating your employment for Cause, the Company will: (i) provide you with 30 days’ advance written notice with the event specifically set forth in the notice and the opportunity to cure the event (if curable); (ii) provide you with a reasonable opportunity to present your case to the Board; and (iii) require that the Board determine, by majority vote, whether your employment should be terminated for Cause.

(b) “Change of Control” Definition. For purposes of this letter, “Change of Control” shall mean the closing of: (i) a sale of all or substantially all of the assets of the Company; (ii) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, continue to hold a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or (iii) a stock tender or a merger, consolidation or similar event pursuant to a transaction or series of related transactions in which a third party (which term shall include a current stockholder) acquires more than fifty percent (50%) of the equity voting securities of the Company outstanding immediately prior to the consummation of such transaction or series of related transactions, and the shareholders of the Company do not retain a majority of the equity voting securities of the surviving entity, other than (a) a merger, conversion or other transaction the principal goal of which is to change the jurisdiction of incorporation of the Company, or (b) an equity security financing for the account of the Company in which capital stock of the Company is sold to one or more institutional investors.

Philip Lee

December 28, 2018

(c) “Good Reason” Definition. For purposes of this letter, “Good Reason” shall mean your termination of your own employment because of any of the following: (i) the Company’s breach of any one or more of the material provisions of this Agreement; (ii) a material reduction by the Company of your annual base salary, unless you consent to such reduction or unless such reduction is applied equally, as a percentage of base salary, to all senior executives of the Company; (iii) a relocation of the Company’s location such that your one-way commute as of the Effective Date increases by more than 35 miles; or (iv) a material adverse change in your duties, authority, or responsibilities relative to your duties, authority, or responsibilities in effect immediately prior to such reduction (other than a change in title and provided that a change in title, reporting lines or position in connection with a Change of Control (as defined herein) will not, in itself, be deemed to be a change in duties, authority or responsibility); provided, however, that any such termination by you shall only be deemed for Good Reason pursuant to this definition if: (1) you give the Company written notice of your intent to terminate for Good Reason within ninety (90) days following the first occurrence of the condition(s) that you believe constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); and (3) you voluntarily terminate your employment within thirty (30) days following the end of the Cure Period.

10. Section 409A. It is intended that all of the severance benefits and other payments payable under this letter satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this letter will be construed to the greatest extent possible as consistent with those provisions. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this letter (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this letter, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the expiration of the six-month period measured from the date of your Separation from Service with the Company, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.

11. Confidentiality Obligations. As condition of your employment, you must sign and abide by the Company’s standard form of Confidential Information and Inventions Agreement, a copy of which is attached hereto as Exhibit B.

Philip Lee

December 28, 2018

12. Arbitration. To ensure the timely and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, your employment, or the termination of your employment, including but not limited to statutory claims, will be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in San Francisco, California, conducted by JAMS, Inc. (“JAMS “) under the then-applicable JAMS rules (available at the following web address: http://www.jamsadr.com/rulesclauses, and which will be provided to you on request). By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to an action or claim brought in court pursuant to the California Private Attorneys General Act of 2004, as amended. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of you if the dispute were decided in a court of law. Nothing in this letter is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

13. Termination of Consulting Agreement. Upon your written acceptance of this Agreement, you and the Company agree that your consulting relationship with the Company and the Consulting Agreement will immediately terminate, regardless of any notice provisions set forth in the Consulting Agreement, which are hereby waived. You hereby acknowledge that you have been paid all amounts for all time worked and received all compensation and benefits owed to you under your previous Consulting Agreement, and that upon your written acceptance of this Agreement, your entitlement to any compensation or any other payment or benefit under your previous Consulting Agreement shall be terminated and shall have no further force and effect.

Philip Lee

December 28, 2018

14. Miscellaneous. This Agreement, including its exhibits, is the complete and exclusive statement of all of the terms and conditions of your employment with the Company, and supersedes and replaces any and all prior agreements or representations with regard to the subject matter hereof, whether written or oral. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified, amended or extended except in a writing signed by you and a duly authorized member of the Board. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and our respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your duties or rights hereunder without the express written consent of the Company. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provisions had never been contained herein. This Agreement and the terms of your employment with the Company shall be governed in all aspects by the laws of the State of California.

If you have any questions about this Agreement, please do not hesitate to call me.

Best regards,

SENTI BIOSCIENCES, INC.

/s/ Edward Mathers
Edward Mathers
Board of Directors

Accepted and agreed:

/s/ Philip Lee
Philip Lee

Date: December 27, 2018

FINAL

EXHIBIT A—FORM OF RELEASE

(TO BE SIGNED ON OR WITHIN 21 DAYS OF SEPARATION DATE)

I understand that my position with SENTI BIOSCIENCES, INC. (the “Company”) terminated effective ____________, _____ (the “Separation Date”). The Company has agreed that if I choose to sign this Release, the Company will extend to me certain benefits (minus the standard withholdings and deductions, if applicable) pursuant to the terms of the offer letter agreement (the “Agreement”) entered into as of DATE, between myself and the Company, and any agreements incorporated therein by reference. I understand that I am not entitled to such severance benefits provided in the Agreement unless I sign this Release without revocation. I also understand that, regardless of whether I sign this Release, the Company will pay me all of my accrued salary and vacation through the Separation Date, to which I am entitled by law.

In consideration for the severance benefits I am receiving under the Agreement, I hereby generally release the Company and its officers, directors, agents, attorneys, employees, stockholders, parents, subsidiaries, and affiliates from any and all claims, liabilities, demands, causes of action, attorneys’ fees, damages, or obligations of every kind and nature, whether they are now known or unknown, arising at any time prior to the date I sign this Release. This general release includes, but is not limited to: (i) all federal and state statutory and common law claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the federal Employee Retirement Income Security Act of 1974 (as amended), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended); (ii) claims related to my employment or the termination of my employment; and (iii) claims related to breach of contract, tort, wrongful termination, discrimination, wages or benefits, or claims for any form of equity or compensation.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given for the waiver in this paragraph is in addition to anything of value to which I was already entitled. I have been advised by this writing, as required by the ADEA that: (a) my waiver and release do not apply to any claims that may arise after my signing of this Release; (b) I should consult with an attorney prior to executing this Release; (c) I have twenty-one (21) days within which to consider this Release (although I may choose to voluntarily execute this Release earlier); (d) I have seven (7) days following the execution of this release to revoke the Release; and (e) this Release will not be effective until the eighth day after this Release has been signed by me (“Effective Date”).

Notwithstanding the release in the preceding paragraphs, I am not releasing: (i) any right of indemnification I may have under contract or law, including, without limitation, for any liabilities arising from my actions within the course and scope of my employment with the Company; (ii) any rights which cannot be waived as a matter of law; and (iii) claims for breach of this Release. In addition, I understand that nothing in this Release limits my ability to file a charge or complaint with the Equal Employment

Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). I further understand that this Release does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Release does not limit my right to receive an award for information provided to the Securities and Exchange Commission, I understand and agree that, to maximum extent permitted by law, I am otherwise waiving any and all rights I may have to individual relief based on any claims that I have released and any rights I have waived by signing this Release.

In releasing claims unknown to me at present, I am waiving all rights and benefits under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim. I further acknowledge that, other than the severance benefits that will be provided to me pursuant to the Agreement and this Release, I have not earned and will not receive from the Company any additional compensation, severance, or benefits, with the exception of any vested right I may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account). By way of example, I acknowledge that I have not earned and am not owed any bonus, vacation, incentive compensation, severance, commissions or equity.

I hereby confirm my obligations under my Confidential Information and Inventions Assignment Agreement with the Company.

In addition, I hereby agree to keep the provisions of this Release and the Agreement in strictest confidence and shall not publicize or disclose it in any manner whatsoever; provided, however, that: (a) I may disclose this Release to my immediate family; (b) I may disclose this Release in confidence to my attorneys, accountants, auditors, tax preparers, and financial advisors; and (c) I may disclose this agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, I agree not to disclose the terms of this Release to any current or former employee, consultant or independent contractor of the Company.

I also agree that I will not voluntarily (except in response to legal compulsion ) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents. I further agree to reasonably cooperate with the Company by voluntarily providing accurate and complete information, in connection with the Company’s actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters, arising from events, acts, or failures to act that occurred during the period of my employment by the Company.

I hereby agree not to disparage the Company, or its officers, directors, employees, shareholders or agents, in any manner likely to be harmful to them or their business, business reputation, or personal reputation; provided, however, that I will respond accurately and fully to any question, inquiry or request for information when required by legal process or in connection with a government investigation. In addition, I understand that nothing in this Release is intended to prohibit or restrain me in any manner from making disclosures that are protected under the whistleblower provisions of federal or state law or regulation.

Dated:

Philip Lee

EXHIBIT B

CONFIDENTIAL INFORMATION AND INVENTION AGREEMENT